EXHIBIT I

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated November 23, 2016

NESTLE HEALTH SCIENCE US HOLDINGS, INC.

By:	/s/ James Pepin
Name: James Pepin
Title: President

NIMCO US, INC.

By:	/s/ Gary Kirschenbaum
Name: Gary Kirschenbaum
Title: Vice President

NESTLÉ S.A.

By:	/s/ David P. Frick
Name: David P. Frick
Title: Secretary to the Board of Directors